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                                                                    EXHIBIT 99.3
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[LETTERHEAD OF SMITH BARNEY
APPEARS HERE]

                                                                January 20, 1995

The Board of Directors
Pyramid Technology Corporation
3860 North First Street
San Jose, CA 95134-1702

Members of the Board:

  In connection with the proposed acquisition of Pyramid Technology Corporation ("Pyramid" or the "Company"), by Siemens Nixdorf Informationssysteme AG ("Siemens" or "Parent"), you have requested our opinion as to the fairness, from a financial point of view, of the consideration of $16.00 net per share in cash to be received by the holders of the common stock of Pyramid, pursuant to an Agreement and Plan of Merger, dated January 20, 1995 by and among Pyramid, Siemens, and Siemens Nixdorf Mid-Range Acquisition Corp. ("Purchaser") (Siemens Nixdorf Mid-Range Acquisition Corp. is a wholly-owned subsidiary of Siemens) (the "Merger Agreement"). As more fully described in the Merger Agreement, and subject to the terms and conditions specified therein, Siemens Nixdorf Mid-Range Acquisition Corp. shall commence a tender offer to purchase all of the outstanding shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") (shares of Company Common Stock being hereinafter collectively referred to as "Shares"), other than Shares owned by Siemens, for $16.00 per share (the "Offer") and if the Offer is consummated, a subsequent cash merger between Pyramid and Siemens Nixdorf Mid-Range Acquisition Corp., pursuant to which each share of the Company Common Stock which has not been purchased pursuant to the Offer, other than any Shares owned by Parent, Purchaser or any of its affiliates or Shares issuable upon the exercise of the Parent Warrant (as defined in the Merger Agreement), shall be canceled and extinguished and be converted into and become a right to receive in cash the highest price per share paid pursuant to the Offer (the "Merger").

  In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Pyramid concerning the business, operations and prospects of Pyramid. We examined certain publicly available business and financial information relating to Pyramid and Siemens as well as certain financial forecasts and other data for Pyramid which were provided to us by senior management of Pyramid. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: the Company's historical and projected earnings and the capitalization and financial condition of Pyramid. We also considered, to the extent publicly available, the financial terms of certain other similar transactions which we deemed comparable to the Merger and analyzed certain financial and other publicly available information relating to the businesses of other companies whose operations we considered comparable to Pyramid. In addition, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed necessary to arrive at our opinion.


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The Board of Directors
Pyramid Technology Corporation
Page 2

  In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with us. With respect to financial forecasts and other information provided to or otherwise discussed with us, we assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Pyramid as to the expected future financial performance of Pyramid. We have assumed the correctness of, and relied upon the representations of Siemens and Pyramid, pursuant to the Merger Agreement, and have not attempted to independently verify any such information. We have not made or been provided with an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Pyramid, nor have we made any physical inspection of the properties or assets of Pyramid. Our opinion is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

  Smith Barney has been engaged to render financial advisory services to Pyramid in connection with the Offer and Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee upon the delivery of this opinion. We have in the past provided financial advisory and investment banking services to Pyramid and have received fees for the rendering of such services. In addition, we and our affiliates (including The Travelers Inc. and its affiliates) may maintain business relationships with Pyramid, Siemens and their affiliates.

  Our advisory services, and the opinion expressed herein, are provided solely for the use of Pyramid's Board of Directors in its evaluation of the proposed Offer and Merger and are not on behalf of, and are not intended to confer rights or remedies upon, Siemens or its affiliates, any stockholder of Pyramid or Siemens, or any person other than Pyramid's Board of Directors. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent; provided however, that we consent to the inclusion of this opinion in any Proxy Statement, 14D-9 or otherwise in connection with the proposed transaction.

  Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the consideration to be received by stockholders of Pyramid, pursuant to the Offer and the Merger, is fair, from a financial point of view.

Very Truly Yours,

Smith Barney Inc.